Exhibit 10.1

Consulting and Services Agreement

Dated as of March 31, 2022

This Consulting and Services Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between Moveaction Co., Ltd., a Japanese corporation (the “Company”) and HeartCore Enterprises, Inc., a Delaware corporation (“Consultant”). Each of the Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.” The Parties acknowledge that they have previously executed a draft version of an agreement substantially similar to this Agreement, on March 23, 2022, but such execution was in error and is hereby deemed null and void and of no force or effect.

WHEREAS, Consultant is in the business of providing services for management consulting and business advisory; and

WHEREAS, the Company deems it to be in its best interest to retain Consultant to render to the Company such services as may be needed; and

WHEREAS, the Parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.             Engagement. In exchange for the compensation as set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Consultant during the Term (as defined below), on a non-exclusive basis, to render the Services set forth in Section 2 as an independent contractor of the Company, and Consultant hereby accepts such engagement.

Section 2.	Services.

(a)	Subject to the terms and conditions and for the Term, Consultant shall provide the Company with the following services and such additional services as agreed to by the Company and Consultant in writing following the Effective Date (collectively, the “Services”), in each case subject to the other limitations below:

(i)	Assistance with the selection and negotiation of terms for a law firm, underwriter and auditing firm for the Company;

(ii)	Providing of process mining and task mining licenses for internal audit and internal control (and the parties agree that the usage fee for process mining is for a 3-month license, and the right to use task mining for a 3-month license for an unlimited number of units for internal audits);

(iii)	Assisting in the preparation of documentation for internal controls required for an initial public offering by the Company on the NASDAQ Stock Market, the New York Stock Exchange or the NYSE American;

(iv)	Providing support services to remove problematic accounting accounts upon listing support;

(v)	translation of requested documents into English;

(vi)	attend and, if requested by the Company, lead, meetings of the Company’s management and employees;

(vii)	Provide the Company with support services related to the Company’s NASDAQ listing;

(viii)	Conversion of accounting data from Japanese standards to US GAAP;

(ix)	Assist in the preparation of S-1 or F-1 filings;

(x)	Creation of English web page; and

(xi)	Preparing an investor presentation/deck and executive summary of the Company’s operations.

(b)	The Parties acknowledge and agree that additional details regarding the Services and eventual deliverable or end result will be determined by the Parties at the applicable time and will in any event be subject to the Company’s final agreement.

(c)	Notwithstanding the definition of the “Services” as set forth above, it is acknowledged and agreed by the Company that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws. The Services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects, however it is anticipated and agreed upon by both Parties that considerable time and resources will be required to fulfill the obligations to the Company under this agreement.

(d)	Notwithstanding the definition of the “Services” as set forth above, the Consultant shall specifically not provide any of the following services to the Company: (i) negotiation for the sale of any the Company’s securities or participation in discussions between the Company and the potential investors; (ii) assisting in structuring any transactions involving the sale of the Company’s securities; (iii) engage in any pre-screening of potential investors to determine their eligibility to purchase any securities or engaging in any pre-selling efforts for the Company’s securities; (iv) discuss details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (v) engage in due diligence activities; (vi) provide advice relating to the valuation of or the financial advisability of any investments in the Company; or (vii) handle any funds or securities on behalf of the Company.

(e)	Consultant will use its commercially reasonable efforts to provide the Services using the best of its professional skills and in a manner consistent with generally accepted standards for the performance of such work.

(f)	The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

Section 3.	Term; Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue for a period of nine months thereafter (“Initial Term”), unless sooner terminated in accordance with the terms herein. The Initial Term and any Renewal Term (as defined below) shall be automatically renewed for additional periods of none months each (each a “Renewal Term” and together with the Initial Term and any other Renewal Terms, the “Term”) unless either Party notifies the other Party of the first Party’s desire for the Initial Term or Renewal Term, as applicable, to not so renew at least thirty days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable.

(b)	This Agreement and the Term may be terminated at any time by either Party upon notice to the other Party.

(c)	Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination or which are explicitly set forth herein as surviving any such termination or expiration.

Section 4.	Compensation and Expenses.

(a)	As full and complete compensation for Consultant’s agreement to perform the services, the Company shall compensate Consultant as follows:

(i)	In return for the provision of the Services during the Initial Term, the Company shall pay to the Consultant the sum of $460,000 (the “Services Fee”) and shall issue to Consultant a warrant to acquire a number of shares of capital stock of the Company, to initially be equal to 3% of the fully diluted share capital of the Company as of Effective Date, to be substantially in the form as attached hereto as Exhibit A (the “Warrant”), with such number of shares subject to the Warrant to be adjusted as set forth therein. The Warrant shall be deemed fully earned and vested as of the Effective Date and shall be non-returnable to the Company for any reason.

(ii)	The Services Fee shall be paid as follows:

(1) $180,000 on the Effective Date;

(2) $140,000 on the three month anniversary of the Effective Date; and

(3) $140,000 on the six month anniversary of the Effective Date.

(b)	The portions of the Services Fee shall be deemed fully earned and paid as of the time of their payment and shall not be subject to repayment to the Company in the event of any later termination or expiration of the Term or this Agreement. For the avoidance of doubt, once the Warrant is issued on the Effective Date, any later expiration or termination of this Agreement shall not affect the Warrant or cause the Warrant to be terminated or invalid, and the Warrant shall remain issued and outstanding and shall remain exercisable in accordance with its terms.

(c)	In the event that one or more Renewal Terms occur, the Company shall compensate Consultant for the Services at the rate of $150 per hour based on the hours spent by personnel of Consultant providing the Services during such Renewal Terms. The Company may set forth limits on the number of hours that may be spent on any Services, or other terms and conditions related thereto, which may be communicated to Consultant by email or otherwise.

(d)	During the Term of the Agreement the Company will reimburse the Consultant’s travel and other reasonable expenses related to Consultant’s performance under this Agreement, on a monthly basis, within 30 days of Consultant’s submission to Company of invoices and receipts related to said expenses in form as reasonably acceptable to the Company. All expenses in excess of $10,000 in any one month period must be approved in writing by the Company in advance of Consultant incurring said expenses, and any expenses not pre-approved in writing by Company shall not be reimbursed and shall be Consultant’s sole responsibility.

(e)	Consultant shall be responsible for any and all taxes incurred by or payable by Consultant with respect to all compensation or reimbursement of expenses or any other payments made to Consultant hereunder. In furtherance thereof, Consultant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount.

(f)	No Employee Status. The Parties also acknowledge and agree that Consultant is an independent contractor and is not an employee or agent of Company in its position as a consultant and advisor. As such, Company shall not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Consultant may receive hereunder, all of which shall be the sole responsibility of Consultant. Consultant is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. The Parties also acknowledge and agree that Consultant is not a licensed securities broker or salesperson, and that Consultant will not be participating in, nor compensated for, any unlicensed securities sales activities other than those permitted under any of the exemptions set forth in applicable securities laws.

Section 5.	Relationship of the Parties.

(a)	Consultant is retained by the Company only for the purposes of and to the extent set forth in this Agreement, and Consultant’ relation to the Company during the period of its engagement hereunder shall be that of an independent contractor. Consultant shall not, nor, as applicable, shall any of its agents, have employee status with the Company or be entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing or similar benefits as may be available to the Company’s employees. Consultant shall be responsible for the reporting and payment of all income and self-employment taxes for all compensation paid to Consultant hereunder.

(b)	This Agreement does not create a relationship of principal and agent, joint venture, partnership or employment between the Company and Consultant. Consultant’ engagement hereunder is not a franchise or business opportunity. Neither Party shall be liable for any obligations incurred by the other except as expressly provided herein.

(c)	Consultant shall not have authority to enter into contracts binding the Company or to create any obligations or incur liabilities on behalf of the Company. Consultant shall not act or represent himself, directly or by implication, as an agent of the Company with any authority other than as set forth expressly in this Agreement.

(d)	Any person hired by Consultant shall be the employee of Consultant and not of the Company, and all compensation, payroll taxes, facilities and related expenses for any such employee shall be the sole responsibility of Consultant.

(e)	Consultant acknowledges that it is not an officer, director or agent of Company, it is not, and will not, be responsible for any management decisions on behalf of Company, and may not commit Company to any action. Company represents that Consultant does not have, through stock ownership or otherwise, the power neither to control Company, nor to exercise any dominating influences over its management.

Section 6.	Representations and Warranties.

(a)	Representations and Warranties of the Company. Company represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Company, will represent the valid and binding obligation of Company enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(b)	Representations and Warranties of Consultant. Consultant represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; that Consultant has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Consultant, will represent the valid and binding obligation of Consultant enforceable in accordance with its terms, subject to the Enforceability Exceptions. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(c)	Indemnification. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorneys’ fees that the indemnified Party may incur. In claiming indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party written notice of any claim that the indemnified Party reasonably believes falls within the scope of this Agreement. The indemnified Party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent. Any liability of a Party and its officers, directors, controlling persons, employees or agents shall not exceed the amount of fees actually paid to Consultant by the Company pursuant this Agreement.

Section 7.	Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the Consultant:

HeartCore Enterprises, Inc.
Attn: Sumitaka Yamamoto
848 Jordan Ave. Apt G
Los Altos CA 94022
Email: kanno@heartcore.co.jp

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC
Attn: John Cacomanolis
625 N. Flagler Drive, Suite 600
West Palm Beach, FL 33401
Email: JCacomanolis@anthonypllc.com

If to the Company, to:

Moveaction Co., Ltd.
Attn: Yoshio Ukaji
5-19-9-3, Higashioi, Shinagawa
Tokyo 140-0011 Japan
Email: ukaji@moveaction.co.jp

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement and the Warrant set forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 6(c) and Section 7 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(f)	Amendment. Subject to the provisions of Section 4(a)(ii) the Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(g)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

(h)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(i)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(j)	Governing Law; Etc.

(i)	This Agreement, and all matters based upon, arising out of or relating in any way to the Transactions or the Transaction Documents, including all disputes, claims or causes of action arising out of or relating to the Transactions or the Transaction Documents as well as the interpretation, construction, performance and enforcement of the Transaction Documents, shall be governed by the laws of the United States and the State of Delaware, without regard to any jurisdiction’s conflict-of-laws principles.

(ii)	SUBJECT TO Section 7(k), ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN EITHER (1) THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, IN EACH CASE LOCATED IN SANTA CLARA COUNTY, CALIFORNIA, OR (2) THE TOKYO DISTRICT COURT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7(j)(iii).

(iv)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

(k)	Resolution of Disputes. Except as otherwise provided herein, all controversies, disputes or actions between the Parties arising out of this Agreement, including their respective Affiliates, owners, officers, directors, agents and employees, arising from or relating to this Agreement shall on demand of either Party be submitted for arbitration to in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by each Party who is a party to the Dispute, provided, however, that if such Parties are unable to agree on the identity of the arbitrator within 10 Business Days of commencement of efforts to do so, each Party who is a party to the Dispute shall select one arbitrator and the arbitrators so selected shall select a final arbitrator, and the final arbitrator shall conduct the arbitration alone. The Parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedures) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under Delaware law or any applicable federal law. The arbitrator(s) shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs. The award and decision of the arbitrator(s) shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of this award shall be governed exclusively by the United States Arbitration Act. The arbitration shall be conducted in Los Altos, California. The provisions of this Section 7(k) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

(l)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(m)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(n)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(o)	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as specifically set forth herein.

(p)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective

Date. March 31, 2022

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Moveaction Co., Ltd.

By:	/s/ Yoshio Ukaji
Name:	Yoshio Ukaji
Title:	Chief Executive Officer